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                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statement of EnPointe Technologies, Inc. on Form S-8 (File Nos. 333-64785, 333-06395, 333-10583 and 333-33323) of our report dated November 24, 1998, on our audits of the consolidated financial statements and consolidated financial statement schedule of EnPointe Technologies, Inc. as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998, which report is included in this Annual Report on Form 10-K. We also consent to the reference of our firm under the caption "Selected Financial Data".

PricewaterhouseCoopers LLP

Los Angeles, California
December 28, 1998